EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement (“Agreement”) is made as of October 15, 2008 by and between GigaBeam Corporation, 4021 Stirrup Creek Drive, Suite 400, Durham, North Carolina 27703 (“Gigabeam”), and Portside Growth and Opportunity Fund, c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, New York 10022 (“Portside”).  Gigabeam and Portside are sometimes referred to herein, individually, as a “Party,” and, collectively as the “Parties.”

WHEREAS, Portside commenced an action against  Gigabeam on August 3, 2007 in the United States District Court for the Southern District of New York, captioned Portside Growth and Opportunity Fund v. Gigabeam Corporation, bearing Index No. 07 Civ. 6990 (the “Action”);

WHEREAS, the Parties have engaged in settlement negotiations and have now reached an agreement, fully and finally compromising, settling, and resolving the disputes between the Parties relating to Portside’s claims as alleged in its complaint; and

WHEREAS, the Parties each have received the advice of counsel in the preparation, drafting, and execution of this Agreement, which was negotiated at arm’s length.

NOW, THEREFORE, in consideration of the mutual promises and representations herein contained, the undertakings herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Effective Date.  This Agreement will be effective on the date on which it has been executed by all Parties.

2.

General Release from Portside.  Effective upon the receipt of the funds and Shares due under paragraph 4, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Portside, its parents, subsidiaries, affiliates, officers, directors, attorneys, employees, shareholders, members, agents, representatives, business entities, partners, and successors in interest (for this section only, the “Releasors”) hereby releases and discharges Gigabeam, its parents, subsidiaries, affiliates, officers, directors, attorneys, employees, shareholders, members, agents, representatives, business entities, partners, and successors in interest (for this section only, the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or equity, of every kind and nature which against the Releasees, the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this RELEASE, except for the obligations of Gigabeam under this Agreement.

3.

General Release from Gigabeam.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gigabeam, its parents, subsidiaries, affiliates, officers, directors, attorneys, employees, shareholders, members, agents, representatives, business entities, partners, and successors in interest (for this section only, the “Releasors”) hereby releases Portside, its parents, subsidiaries, affiliates, officers, directors, attorneys, employees, shareholders, members, agents, representatives, business entities, partners, and successors in interest (for this section only, the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or equity, of every kind and nature which against Releasees, the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this RELEASE, except for the obligations of Portside under this Agreement.

4.

Consideration.  In exchange for the general releases set forth above in Sections 2 and 3, as well as other valuable consideration, the Parties acknowledge and agree to the following:

Upon notice that both Parties have executed this Agreement, (I) (i) Portside shall promptly surrender to Gigabeam (1) any and all (but in no case less than 342) shares of Gigabeam Series B Preferred Stock held by Portside (the “Preferred Stock”), and (2) any and all warrants exercisable for Gigabeam Common Stock issued to Portside (the “Warrants”) and in exchange, (ii) Gigabeam shall, prior to October 31, 2008 and promptly upon receipt of the Preferred Stock and Warrants, issue and deliver to Portside all right, title and interest in and to 1,304,578 shares of Gigabeam Common Stock (the “Shares”) and (II) Gigabeam shall pay or cause to be paid to Portside by wire transfer of immediately available funds the sum of $99,000, to be paid in weekly installments beginning October 24, 2008 and each week thereafter on the Friday of that week unless such Friday is not a business day in which case the payment will be due on the following Monday.  Payments shall be as set forth in the following schedule:

October 24, 2008	$500	January 2, 2009	$500
October 31, 2008	$3,000	January 9, 2009	$500
November 7, 2008	$500	January 16, 2009	$500
November 14, 2008	$500	January 23, 2009	$500
November 21, 2008	$500	January 30, 2009	$7,500
November 28, 2008	$3,000	February 6, 2009	$500
December 5, 2008	$500	February 13, 2009	$500

December 12, 2008	$500	February 20, 2009	$500
December 19, 2008	$500	February 27, 2009	$71,000
December 26, 2008	$7,500	TOTAL	$99,000

  All outstanding cash will be due on February 27, 2009.  Gigabeam may, in its sole discretion, prepay all cash amounts due without penalty at any time.  Portside further agrees that, upon notice that both Parties have executed this Agreement, Gigabeam may cancel the Warrants. The exchange of the Preferred Stock and Warrants for the Shares is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 Act, as amended (the "Securities Act").

5.

No Admission.  Nothing in this Agreement is intended to or may be construed in any manner as an admission by any of the Parties of any liability, wrongdoing, violation of law, or unlawful conduct whatsoever.  Neither this Agreement nor any of its provisions shall be offered or received in evidence against any Party in any action or proceeding, except an action or proceeding to enforce its terms.  The consideration offered herein is the full, final and complete settlement of all claims asserted or that might have been asserted by Portside against Gigabeam, or its parents, subsidiaries, affiliates, officers, directors, attorneys, employees, shareholders, members, agents, representatives, business entities, partners, and successors in interest.

6.

Stipulation of Discontinuance.  Upon the execution of this Agreement, the Parties shall execute and submit to the Court a Stipulation of Dismissal without Prejudice, without costs to any Party.  Upon the receipt of the funds and Shares due under paragraph 4, the Parties shall execute and submit to the Court a Stipulation of Dismissal with Prejudice, without costs to any Party, in a form as set forth in Exhibit A hereto.

7.

Entire Understanding.  No statements, promises or representations have been made by any Party to any other, or relied upon, and no consideration has been offered, promised, expected or held out other than as may be expressly provided herein.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.  This Agreement may be amended only by a writing executed by each of the Parties.

8.

Public Disclosure.  No later than 8:30 a.m., New York City time, on the second business day following the execution of this Agreement, Gigabeam shall file with the Securities and Exchange Commission a Current Report on Form 8-K reasonably acceptable to Portside describing the material terms of this Agreement as required by the Securities Exchange Act of 1934, as amended.  The Parties shall not make any statements which criticize, demean, malign or disparage another Party to this Agreement.

9.

Representations and Warranties.  Each Party hereto represents and warrants that (a) it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity not a Party hereto any claim, debt, covenant, agreement, contract, liability, demand, obligation, account, expense, action, cause of action or suit being released hereunder; (b) each Party has full right, power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby; (c) each Party holds all right, title and interest in and to any securities tendered by it to the other Party pursuant to this Agreement; (d) all acts or proceedings required to be taken by the Parties to authorize the execution, delivery and performance of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and properly taken; (e) no consent, approval or authorization of any third party is required in order to consummate the transactions contemplated by this Agreement or to vest full right, title and interest in and to the Shares upon the Purchaser except as has otherwise already been obtained; (f) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement have been duly and validly authorized by all necessary action on the part of such Party and will not violate (i) the articles of incorporation, bylaws or other organizational certificates or documents of such Party, as amended to date; (ii) to such Party’s knowledge, any order, judgment, injunction, award or decree of any court, or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon such Party or upon the properties or business of such Party, or (iii) to such Party’s knowledge, any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to such Party or to the properties or business of such Party; and (g) this Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligations of each Party enforceable in accordance with their respective terms.

10.

The Shares.  Gigabeam further represents, warrants and covenants that:

(a)

Upon their issuance to Portside, the Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with Portside being entitled to all rights accorded to a holder of Gigabeam Common Stock. The issuance of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither Gigabeam nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(b)

The Shares shall constitute 9.99% of Gigabeam’s issued and outstanding Common Stock immediately after giving effect to their issuance.  If, after the date this Agreement is executed, but before the Shares are issued, Gigabeam issues more than 100,000 shares of its common stock, Gigabeam will issue to Portside a number of shares of Gigabeam common stock equal to 11.1% of the additional shares issued which shares shall be treated as Shares for all purposes under this Agreement.

(c)

For the purposes of Rule 144 under the Securities Act, Gigabeam acknowledges that the holding period of the Shares may be tacked onto the holding period of the Preferred Shares and Warrants.  The Company further acknowledges that the Shares may be freely transferred or sold pursuant to Rule 144 under the 1933 Act without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.  Gigabeam agrees not to take a position contrary to this Section 10(c).  However, Gigabeam will not provide a legal opinion on these matters.  Gigabeam will permit Portside’s counsel to submit a legal opinion to GigaBeam’s transfer agent, in a form acceptable to such transfer agent, opining as to Rule 144.

11.

Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered, sent by facsimile, or by established overnight courier as follows:

To Portside:
c/o Ramius LLC

599 Lexington Avenue, 20th Floor

New York, NY 10022

Attn: Jeffrey Smith / Owen Littman

Fax: (212) 845-7986

To Gigabeam:
c/o Amy Trombly
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA  02459

12.

Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

13.

Successors and Assigns.  This Agreement shall inure to the benefit of, be binding upon and enforceable by the successors and assigns of Portside and Gigabeam.

14.

Governing Law and Venue.  This Agreement shall be governed by, interpreted and construed in accordance with and under the laws of the State of New York without regard to principles of conflicts of law.  The Parties agree that New York courts shall have exclusive jurisdiction over all disputes and controversies arising out of this Settlement Agreement, and any claim for relief and other legal proceeding to interpret or enforce the respective rights of the Parties must be filed in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York.  The Parties hereby consent to personal jurisdiction and venue in the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York solely for any dispute arising out of this Agreement.  The prevailing Party or Parties shall be entitled to recover from the losing Party or Parties their reasonable attorney’s fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

15.

WAIVER OF JURY TRIAL.  ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE PARTIES WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

16.

Construction; Drafting; No Prejudice.  Should any provision of this Agreement require judicial interpretation, it is agreed that the Court, in interpreting or considering such provision, shall not apply any presumption that the terms hereof shall be more strictly construed against the Party who itself or through its agent prepared the same, it being agreed that all Parties hereto have participated in the drafting of this Agreement and that legal counsel was consulted by each Party in connection with the drafting, finalization and execution of this Agreement.

17.

Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

18.

Captions.  Caption headings of this Agreement are inserted for convenience purposes and are to have no substantive effect.

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the date first above written.

Portside Growth and Opportunity Fund

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

GigaBeam Corporation

By:	/s/ S. Jay Lawrence
Name:	S. Jay Lawrence
Title:	Chief Executive Officer

EXHIBIT A

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

-------------------------------------------------------------------------	x	No. 07 Civ. 6990 (NRB)
PORTSIDE GROWTH AND OPPORTUNITY FUND, Plaintiff, v. GIGABEAM CORPORATION, Defendant.	: : : : : : : : :
-------------------------------------------------------------------------	x

STIPULATION OF DISMISSAL WITH PREJUDICE

WHEREAS plaintiff Portside Growth and Opportunity Fund (“Portside”) and defendant Gigabeam Corporation (“Gigabeam”), have resolved their differences and settled the above-captioned action; and

WHEREAS no party to the Settlement or to this action is an infant or incompetent person for whom a committee has been appointed and no person not a party has an interest in the subject matter of this action;

IT IS HEREBY STIPULATED AND AGREED, by and among the undersigned, that the above-captioned action, including all claims and counterclaims that are asserted or could have been asserted therein, is hereby dismissed with prejudice and without costs to any party.

Dated: ______________, 2008
New York, New York

By:	By:
Thomas J. Fleming Joshua S. Androphy		Robert I. Bodian Jason D. Padgett
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP.		MINTZ LEVIN COHN FERRIS GLOVSKY & POPEO, P.C.
Park Avenue Tower 65 East 55th Street New York, New York 10022		The Chrysler Center 666 Third Avenue New York, New York 10017

Attorneys for Plaintiff Portside Growth and Opportunity Fund		Attorneys for Defendant Gigabeam Corporation